Employment Agreement

This Employment Agreement dated as of June 19, 2017 (the “Agreement”), is made by and between OmniMetrix LLC, a Georgia limited liability company, with an address at 4295 Hamilton Mill Rd #100, Buford, GA 30518 (together with any successor thereto, the “Company”) and Walter Czarnecki, an individual with an address at 4295 Hamilton Mill Road, #100, Buford, GA 30518 (the “Executive”).

RECITALS

A.	It is the desire of the Company to assure itself of the continued services of the Executive by entering into this Agreement.

B.	The Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided as of the Effective Date.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.	Employment.

(a)	General. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 1(b), in the position set forth in Section 1(c), and upon the other terms and conditions herein provided.

(b)	Employment Term. The term of employment under this Agreement (the “Term”) shall commence on June 1, 2017 (the “Effective Date”) and shall continue until May 31, 2020, unless sooner terminated by either party, as hereinafter provided.

(c)	Position and Duties. The Executive shall serve as the President and CEO of the Company, the principal executive officer of the Company, with such customary responsibilities, duties and authority as may from time to time be assigned. Notwithstanding anything to the contrary set forth herein, the Executive shall report to, and be subject to general oversight and control of, the Board of Managers (the “Board”) of the Company. The Executive shall devote all of his working time and efforts to the business and affairs of the Company (which may include service to its parent and its affiliates) and shall not engage in any outside business activities without the prior written consent of the Board. The Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time.

2.	Compensation and Related Matters.

(a)	Annual Base Salary. The Executive shall receive a base salary (the “Annual Base Salary”) of $220,000 per annum (subject to applicable withholding and taxes, in accordance with law), which shall be paid in accordance with the customary payroll practices of the Company. For each Fiscal Year, the Board shall determine performance goals for the Company and the Executive, which may include, but shall not be not limited to, targets relating to cash sales, gross profit, EBITDA, net income and amount of working capital support from Acorn Energy, Inc. (the “Performance Goals”). Each Fiscal Year’s Performance Goals shall be provided to the Executive in writing. The Executive shall be entitled to increases in Annual Base Salary for each new Fiscal Year upon determination by March 31st if the Company and the Executive have satisfied the Performance Goals for the preceding Fiscal Year. If the Performance Goals have been achieved, such Annual Base Salary increases shall be retroactive to January 1st.

(b)	Annual Bonus. During the Term, the Executive shall be eligible for an Annual Bonus (“Annual Bonus”) opportunity relating to each Fiscal Year subject to the conditions and upon achievement of Performance Goals determined by the Board and provided to the Executive in writing. The amount, if any, of the Executive’s Annual Bonus shall be based on the Board’s determination that the target annual Performance Goals have been satisfied, including the Company’s objectives and the Executive’s individual objectives, as determined and weighted each year by the Board. To the extent that the Annual Bonus objectives have been satisfied for any completed Fiscal Year, unless Executive shall have resigned prior to the March 31st following the completion of a Fiscal Year for which an Annual Bonus has been earned, the Executive shall receive payment of such Annual Bonus on or before April 30st of the calendar year following the Fiscal Year for which the Annual Bonus has been earned.

(c)	Benefits. During the Term, the Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company, as may be amended from time to time, which are applicable to the senior officers of the Company, including medical and dental insurance coverage.

(d)	Vacation. For each year of the Term, the Executive shall be entitled to four (4) weeks of vacation. The Executive shall also receive paid holidays consistent with the Company’s then current practices, as it may be amended from time to time. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive. In no event shall any unused vacation time be carried over from year to year or paid to the Executive upon his termination of employment.

(e)	Expenses. During the Term, the Company shall reimburse the Executive for all travel, lodging, entertainment and out-of-pocket expenses which are reasonably and necessarily incurred by the Executive in the performance of his duties to the Company hereunder, provided, that the Executive properly accounts therefor in accordance with the Company’s expense reimbursement policies in effect from time to time.

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3.	Termination.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)	Circumstances.

(i)	Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)	Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.

(iii)	Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)	Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)	Resignation by Executive. The Executive may resign his employment.

(b)	Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, and in the case of a termination for Cause under Section 3(a)(iii), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination for Cause, and specifying a Date of Termination which, if submitted by the Executive under Section 3(a)(v), shall be at least 30 days following the date of such notice (a “Notice of Termination”); provided, however, provided that in the event of a resignation by the Executive pursuant to Section 3(a)(v) the Company may, in its sole discretion, choose not to utilize the Executive’s services during some or all of the 30 day notice period, while continuing to provide compensation, bonus and benefits identified herein to Executive during that notice period. A Notice of Termination submitted by the Company where the Executive’s employment is being terminated without Cause shall provide for a Date of Termination that is at least thirty (30 days following the date of such Notice of Termination. A Notice of Termination submitted by the Company where the Executive’s employment is being terminated with Cause may provide that the date of such Notice of Termination shall be the Date of Termination, or such later date as shall be set forth in such Notice of Termination. In the event of a termination for Cause by the Company under Section 3(a)(iii), the failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

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(c)	Company obligations upon termination. Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, any expenses owed to the Executive under Section 2(e), and any amount accrued and arising from the Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements under Section 2(c), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to him under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its subsidiaries (collectively, the “Company Arrangements”). Company shall also pay Executive any Annual Bonus that has been earned, but remains unpaid on the Date of Termination, pursuant to Section 2(b).

4.	[Intentionally Omitted]

5.	Severance Payments.

(a)	Termination for Cause, upon death or upon Disability. If the Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause, or as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), or if the Executive resigns for reasons other than Company’s unremedied material breach of this Agreement, the Executive shall not be entitled to any severance payment or benefits (other than as expressly provided for herein or under any benefit plan). Notwithstanding the foregoing, if the Executive’s employment shall have been terminated for “Cause” identified in Section 11(a)(i) and/or Section 11(a)(ii) and the Company did not provide Executive written advance notice and a reasonable opportunity to cure the “Cause” identified under either subjection, Executive shall be entitled to receive severance from Company on the same terms and to the same extent as that provided for in Section 5(b) herein.

(b)	Termination without Cause. If the Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv) the Company shall, subject to the Executive’s continuing fulfillment of his obligations under this Agreement (including, without limitation, all post-employment obligations) and the Executive signing and not revoking a release of claims in the form provided to the Executive by the Company that is used for departing senior executives (the “Release”), pay to the Executive, in equal installments over the six (6) month period following the effective date of the Release in accordance with the Company’s regular payroll practice, an amount equal to the sum of the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of six (6) months following the Date of Termination.

(c)	Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

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6.	Competition.

(a)	The Executive shall not, at any time during the Term or during the six (6) month period following the Date of Termination (the “Non-Compete Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership, consumer products manufacturer or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes in any material respect with any Business (as defined below) of the Company or its affiliates that exists in the United States or beyond; provided, however, that the Executive shall be permitted to acquire a passive stock interest in such a business provided the stock acquired is publicly traded and is not more than five percent (5%) of the outstanding interest in such business.

(b)	During the Non-Compete Period, the Executive shall not, directly or indirectly, recruit or otherwise solicit or induce any employee, customer or supplier of the Company (i) to terminate its employment or arrangement with the Company, (ii) to otherwise change its relationship with the Company or (iii) to establish any relationship with the Executive or any of his affiliates for any business purpose competitive with the Business of the Company.

(c)	The Executive acknowledges that the Company conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated with its name. To that end, the Executive further acknowledges that the obligations set forth in this Section 6 are by necessity international in scope and necessary to protect the international operations and goodwill of the Company and its affiliates. In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)	As used in Section 6, Section 7 and Section 8, (i) the term “Company” shall include the Company and its direct or indirect parents, if any, and subsidiaries, and (ii) the term “Business” shall mean any business that competes with the business of the Company in any markets in which the Company is engaged, which includes but is not limited to any business that involves wireless, remote monitoring and control systems for on-site power generation and pipelines and ongoing service to support them. Power Generation (“PG”) and Corrosion Protection (“CP”) monitoring. These products and services are provided by our OmniMetrixTM, LLC (“OmniMetrix”) subsidiary. OmniMetrix’s PG activities provide wireless remote monitoring and control systems and services for critical assets as well as Internet of Things applications. Its CP activities provide for remote monitoring of cathodic protection systems on gas pipelines for gas utilities and pipeline companies.

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(e)	During his employment and following termination of his employment with the Company, the Executive agrees (x) not to disparage in any material respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing; and (y) not to interfere in the Company’s business relationships with distributors, suppliers, manufacturers, or any other entity engaged in business with the Company.

7.	Nondisclosure of Proprietary Information.

(a)	Except in connection with the faithful performance of the Executive’s duties hereunder or pursuant to Section 7(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks, trade names, designs and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)	Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

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(c)	The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)	Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 7(c) above), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement to any potential new employer, (iv) retaining, at any time, his personal correspondence, his personal rolodex or outlook contacts and documents related to his own personal benefits, entitlements and obligations, or (v) disclosing or retaining information that is already generally available to the public or otherwise was part of the public domain at the time of disclosure.

8.	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business of the Company as defined in Section 6(d) above, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions

9.	Injunctive Relief.

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 6, 7 or 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 or 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. The Executive also agrees the Company shall not be bound by Section 18 of this Agreement with respect to a breach of any covenant contained in Section 6, 7 or 8.

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10.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any affiliate and any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of the Executive’s rights or obligations may be assigned or transferred by the Executive, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following his death by giving written notice thereof to the Company.

11.	Certain Definitions.

(a)	Cause. The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)	the Board’s determination that the Executive failed to substantially perform his duties as an employee or officer of the Company (including, without limitation, failing to coordinate with and inform representatives of the Company and its affiliates regarding the business and affairs of the Company) or that the Executive failed to comply in any material respect with any applicable policy, rule, or directive of the Company or its affiliates;

(ii)	the Board’s determination that the Executive failed to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Board consistent with the terms of this Agreement;

(iii)	the Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(iv)	the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement;

(v)	the Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company; or

(vi)	the Executive’s breach of any of the representations and covenants contained in Section 7 or Section 17 of this Agreement.

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(b)	Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; or (ii) if the Executive’s employment is terminated pursuant to Section 3(a)(ii) – (v) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(c)	Disability. “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by the Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Executive’s Disability.

12.	Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of Georgia.

13.	Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(a)	If to the Company:

OmniMetrix LLC
4295 Hamilton Mill Rd, #100
Buford, GA 30518
Attention: Chairman of the Board

and a copy to:

Eilenberg & Krause LLP
11 East 44th Street
New York, NY 10017
Attention: Sheldon Krause, Esq
Facsimile: (212) 986-2399

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(b)	If to the Executive:

Walter Czarnecki
OmniMetrix LLC
4295 Hamilton Mill Rd, #100
Buford, GA 30518

and a copy to:

Graebe Hanna & Sullivan, PLLC_______________
4350 Lassiter at North Hills Avenue, Suite 375______________
Raleigh, North Carolina_27609____________
Attention: M. Todd Sullivan, Esq.
Facsimile: (__919_) _863__-_9095___

or at any other address as any party shall have specified by notice in writing to the other party.

14.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by pdf and email shall be deemed effective for all purposes.

15.	Entire Agreement.

The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

16.	Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment.

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17.	No Conflict.

The Executive represents and warrants that he is not subject to any agreement or other obligation or understanding that would prevent him from entering into this Agreement and performing his duties hereunder, and that in the course of performing his duties hereunder he shall not in any manner use protected confidential or proprietary information from any previous employer or other source.

18.	Construction.

This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.	Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

20.	Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

21.	Employee Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

OMNIMETRIX LLC

By:
____________

EXECUTIVE

By:
Walter Czarnecki

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